EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT

The Significant subsidiaries of Sears, Roebuck and Co., the names under which such subsidiaries do business, and the states or countries in which each was organized, were as follows as of January 3, 2004:

Names	Place of Organization

Consolidated Subsidiaries:
Lands’ End, Inc.	Delaware
Orchard Supply Hardware Corporation	Delaware
Sears Canada Inc.	Canada
Sears Acceptance Company Inc.	Canada
Sears Logistics Services, Inc.	Delaware
Sears National Bank	United States
Sears Roebuck de Puerto Rico, Inc.	Delaware
SRFG, Inc.	Delaware
Sears Roebuck Acceptance Corp.	Delaware
Sears Financial Holding Corporation	Delaware
Sears Brands, LLC	Illinois
Sears Home Improvement Products, Inc.	Pennsylvania
103 other companies	Various

The Company owns 20% to 50% of the outstanding voting securities of 37 companies, which are accounted for on the equity method.

The Company has investments in a number of other corporations representing substantial percentages (but not more than 20 percent) of their outstanding capital stock. The Company disclaims control of any such companies.